Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-207803 on Form S-3 and Registration Statement Nos. 333-199041, 333-210688, and 333-213008 on Form S-8 of our reports dated February 21, 2017, relating to the consolidated financial statements and financial statement schedule of Travelport Worldwide Limited and subsidiaries, and the effectiveness of Travelport Worldwide Limited and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Travelport Worldwide Limited and subsidiaries for the year ended December 31, 2016.
/s/ DELOITTE LLP
London, United Kingdom
February 21, 2017